Exhibit 99.1

Tecumseh Products Company Reports 2011 Second Quarter Results

ANN ARBOR, Mich. – August 4, 2011 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $8.9 million, or $0.48 per diluted share, on net sales of $248.8 million for the second quarter ended June 30, 2011. This compares with a net loss of $5.1 million, or $0.27 per diluted share, on net sales of $249.3 million for the same period in 2010.

“The challenging economic environment has resulted in softer than anticipated sales in the second quarter,” said Jim Connor, President, Chief Executive Officer and Chief Financial Officer. “We remain focused on mitigating a volatile demand environment and record levels of material’s cost inflation in the second half of the year. We believe that implemented price increases and cost reductions will drive improvement throughout the second half. In addition, we continue to make progress in new product designs that will emphasize reducing costs while increasing operating efficiency and performance.”

REVIEW OF OPERATIONS

For the quarter ended June 30, 2011, net sales were $248.8 million, down 0.2 percent from the same period last year. Excluding favorable currency impact, net sales decreased by 6.4%, compared to the second quarter of 2010.

Sales of compressors for commercial refrigeration and aftermarket applications, which represented 58% of total sales in the quarter, increased 1.7%. Favorable currency and price increases resulted in an increase of 9.2%, which was partially offset by volume and mix declines of 7.5%. The volume and mix declines are primarily a result of customers reducing their inventory levels based upon their current forecasted demands as market conditions softened.

Sales of compressors for residential and specialty air-conditioning, which represented 22% of our total sales in the quarter, increased by 40%, mainly driven by volume and mix increases in our Latin American market, favorable currency, and price increases. The increase in Latin America is a result of positive growth in the market, particularly in residential air-conditioning, over the same period in the prior year.

Sales of compressors for residential refrigerators and freezers, which represent 20% of our total sales in the quarter, declined by 26.5%, mainly driven by volume and mix declines as a result of intensified competition from Asian supply sources and loss of a customer who shifted production to manufacture more of its products internally.

Gross profit margin for the quarter declined by 4.5 percent to 7.9 percent compared to the same period of 2010. This decrease was primarily attributable to unfavorable changes in commodity costs of $8.6 million, volume and sales mix of $9.8 million, and productivity of $3.8 million as a result of lower volume. These decreases were partially offset by the favorable effect of price increases of $5.5 million, favorable currency exchange effects of $1.8 million, favorable impact of post retirement benefits of $1.6 million, changes in other material cost of $0.9 million and all other income and expense items included in gross profit of $1.1 million.

Selling and administrative (“S&A”) expenses for the second quarter of 2011 decreased by $2.8 million, or 9.4 percent, from 2010 second-quarter levels. S&A expenses were 10.8 percent of net sales during the quarter, compared to 11.9 percent for the same period in 2010. The lower expense was primarily attributable to a reduction in payroll, benefits and other related employee expenses of $1.6 million as a result of continued restructuring efforts and decrease of professional fees by $0.5 million. All other selling and administrative expenses decreased by $0.7 million for the quarter.

We recorded expenses of $2.1 million for impairments, restructuring charges and other items, primarily related to severance costs, in the second quarter of 2011 compared to $8.5 million in the same period of 2010.

Net loss from continuing operations for the second quarter of 2011 was $9.8 million, or $0.53 per share, as compared to a net loss from continuing operations of $9.3 million, or $0.50 per share, in the second quarter of 2010.

CASH AND LIQUIDITY

We ended the first half of 2011 with cash and cash equivalents of $54.9 million. For the first half of 2011, cash used in operations totaled $9.3 million. An increase in working capital, offset by the receipt of recoverable non-income taxes and our net loss, net of non-cash items, were significant elements of the first half of 2011 cash used in operations.

With respect to working capital, inventory levels were higher primarily due to our planned seasonal increased sales volumes, partially offset by a reduction of inventory days on hand by four days compared to December 31, 2010, together resulting in a use of cash of $2.5 million for the six months ended June 30, 2011. The reduction of inventory days on hand is a result of our initiative to reduce inventory levels.

Increased accounts receivable used $14.6 million of cash for the six months ended June 30, 2011, primarily as a result of our increased sales over the fourth quarter of the prior year and lower sales toward the end of the fourth quarter of 2010 compared to the second quarter of 2011, partially offset by an improvement in days sales outstanding of two days when compared to December 31, 2010.

Payables and accrued expenses used $9.6 million of cash, mainly as a result of decreased purchases of inventories. Also, payable days outstanding decreased by seven days compared to December 31, 2010. This reduction in days outstanding reflected a conscious effort to decrease our payables in certain locations to reduce finance charges from suppliers.

Recoverable non-income taxes provided cash of $21.5 million in the first six months of 2011, primarily due to additional refunds of non-income taxes from foreign jurisdictions.

Employee retirement benefits were a use of cash of $3.5 million for year-to-date contributions and activity relating to our retiree medical plans.

On April 21, 2011, we entered into an agreement with PNC Bank pursuant to which PNC Bank provides senior secured revolving credit financing up to an aggregate of $45.0 million to us, including up to $10.0 million in letters of credit, subject to a borrowing base formula, lender reserves, and PNC’s reasonable discretion. As of June 30, 2011, we had no borrowings and $2.0 million in letters of credit outstanding under this facility and the capacity for borrowing under the borrowing base formula of $40.6 million.

Borrowings under current credit facilities at foreign subsidiaries totaled $68.6 million as of June 30, 2011, with an uncommitted additional borrowing capacity of $49.3 million.

BUSINESS OUTLOOK

“The global economy remains positive” said Connor, “however we expect to see continued demand volatility in the near term as a result of uncertainties in current events around the world coupled with the effect of high inflation in the emerging markets. The launches of the new Mini and Midi compressors are still on track for the fourth quarter and will better position Tecumseh to effectively compete in the market place as we continue to move forward with our product road map strategy.”

We expect that full-year 2011 sales could increase up to five percent and full-year 2011 average cost of purchased materials, including the impact of hedging activities, will likely exceed the average cost in 2010. We expect the changes in commodity costs, after giving consideration to our hedging contracts, to have an unfavorable impact totaling approximately $27.0 million when compared to the full year 2010. We expect full-year 2011 currency exchange rate changes to have an unfavorable impact totaling approximately $8.0 million to $10.0 million. We expect that full-year 2011 operating profit could improve if we are successful in offsetting the expected increases in commodity costs and currency. The primary offsets are expected to include lower expected impairments, restructuring charges and other items in 2011 as compared to 2010, re-engineering of our product line to reduce our costs, price increases and continued focus on cost reductions.

Conference Call

Tecumseh will broadcast its financial results conference call live over the Internet on Friday, August 5, 2011, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of Tecumseh Products Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, and new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; ii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iii) local governmental, environmental and energy regulations; iv) actions of competitors in highly competitive markets with intense competition; v) current and future global economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; vi) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; vii) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; viii) our ability to maintain adequate liquidity in total and within each foreign operation; ix) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) increased or unexpected warranty claims; xi) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the success of our ongoing efforts to bring costs in line with projected production levels and product mix; xv) weather conditions affecting demand for replacement products; and xvi) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and Tecumseh Products Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.